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                                                                      Exhibit 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Gorman-Rupp Company Individual Profit Sharing Retirement Plan of our reports (a) dated January 29, 1999, with respect to the consolidated financial statements of The Gorman-Rupp Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and (b) dated June 1, 1999, with respect to the financial statements and schedules of The Gorman-Rupp Company Individual Profit Sharing Retirement Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP


Cleveland, Ohio
December 10, 1999